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                                                                   EXHIBIT 99(c)

                             ALLEGIANCE CORPORATION
                       1998 INCENTIVE COMPENSATION PROGRAM

1. PURPOSE. The purpose of the Allegiance Corporation 1998 Incentive Compensation Program (the "Program") is to increase stockholder value and to advance the interests of Allegiance Corporation ("Allegiance") and its subsidiaries (collectively, the "Company") by providing a variety of economic incentives designed to attract, retain, and motivate officers and other employees and by strengthening the mutuality of interest between such employees and the Company's stockholders. As used in this Program, the term "subsidiary" means any business, whether or not incorporated, in which the Company has a direct or indirect ownership interest.

2.       ADMINISTRATION.

         2.1 ADMINISTRATION BY COMMITTEE. The Program shall be administered by the Compensation and Nominating Committee of the Allegiance Board of Directors (the "Committee"), which shall consist of two or more nonemployee directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") who also qualify as outside directors within the meaning of Section 162(m) and the related regulations ("Section 162(m)"), under the Internal Revenue Code of 1986 as amended (the "Code"). The Chief Executive Officer of the Company may exercise any or all authority otherwise delegated to the Committee under the terms of the Program with respect to the grant or administration of incentives (a) made to or held by persons who, at the time of the exercise of such authority, are not subject to Section 16(a) of the Exchange Act, or (b) that are not intended to comply with Section 162(m).

         2.2 AUTHORITY. Subject to the provisions of the Program, the Committee shall have the authority to: (a) interpret the provisions of the Program, and prescribe, amend, and rescind rules and procedures relating to the Program; (b) grant incentives under the Program, in such forms and amounts and subject to such terms and conditions as it deems appropriate, including, without limitation, incentives that are made in combination with or in tandem with other incentives (whether or not contemporaneously granted) or compensation or in lieu of current or deferred compensation, and to determine the terms and conditions of incentives, including the vesting and exercisability provisions of options to purchase shares of Common Stock (as defined in Section 4.1) ("Stock Options") and stock appreciation rights ("SARs"), the restrictions on awards of shares of Common Stock subject to restrictions ("Restricted Stock"), and the performance goals, measures and period for performance-based awards; (c) modify the terms of, cancel and reissue, or repurchase outstanding incentives, subject to
                  Section 12.7; and (d) make all other determinations and take all other actions as it deems



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                  necessary or desirable for the administration of the Program;
                  provided, however, that in no event shall the Committee cancel any outstanding Stock Option for the purpose of reissuing an option to the option holder at a lower exercise price. The determination of the Committee on matters within its authority shall be conclusive and binding on the Company and all other persons. The Committee shall comply with all applicable law in administering the Program.

3. PARTICIPATION. Subject to the terms and conditions of the Program, the Committee shall designate from time to time the employees of the Company (including employees who are directors of Allegiance) who shall receive incentives under the Program ("Participants"). All officers and other full-time or part-time employees of the Company are eligible to receive incentives under the Program. Participation, the grant of incentives and any related performance goals that are intended to satisfy the requirements of Section 162(m), must be determined by the Committee.

4.       SHARES SUBJECT TO THE PROGRAM.

         4.1 NUMBER OF SHARES RESERVED. Subject to adjustment in accordance with Sections 4.2 and 4.3, the aggregate number of shares of Allegiance Common Stock ("Common Stock") available for incentives under the Program shall be four million (4,000,000) shares. All shares of Common Stock issued under the Program may be authorized and unissued shares, treasury shares, or shares that shall have been or may be reacquired by Allegiance in the open market, in private transactions or otherwise. All of such shares may, but need not, be issued pursuant to the exercise of Incentive Stock Options (as defined in Section 5.1). The maximum number of shares of Common Stock that may be granted in the form of Restricted Stock pursuant to an award or awards granted in any fiscal year to a Participant shall be 200,000, subject to adjustment in accordance with Section 4.3. The maximum number of shares of Common Stock that may be granted in total under the Program in the form of Restricted Stock shall be 1,000,000, subject to adjustment in accordance with Section 4.3. The maximum number of shares of Common Stock that may be granted in the form of performance shares ("Performance Shares") pursuant to an award or awards granted in any fiscal year to a Participant shall be 200,000, subject to adjustment in accordance with Section 4.3. The maximum number of shares of Common Stock that may be granted in total under the Program in the form of Performance Shares shall be 1,000,000, subject to adjustment in accordance with Section
                  4.3. The maximum number of shares that may be granted in the form of a Stock Option or SAR pursuant to an award or awards granted in any fiscal year to a Participant shall be 750,000 shares, subject to adjustment in accordance with Section 4.3.


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                  The shares made available for incentives hereunder are in
         addition to the shares made available for incentives under Allegiance's 1996 Incentive Compensation Program.

         4.2      REUSAGE OF SHARES.

                  (a) In the event of the exercise or termination (by reason of forfeiture, expiration, cancellation, surrender, or otherwise) of any incentive under the Program, that number of shares of Common Stock that was subject to the incentive but not delivered shall be available again for incentives under the Program.

                  (b) In the event that shares of Common Stock are delivered under the Program and are thereafter forfeited or reacquired by Allegiance pursuant to rights reserved upon the award thereof, such forfeited or reacquired shares shall be available again for incentives under the Program.

                  (c) In the event that shares of Common Stock are delivered by an optionee in full or partial payment to Allegiance for the exercise price of any option under the Program, that number of shares of Common Stock delivered shall be available again for incentives under the Program.

                  (d) In the event shares of Common Stock are retained by Allegiance pursuant to a Participant's tax withholding election or are delivered by the Participant to satisfy his or her tax withholding obligation, the number of shares retained or delivered shall be available again for incentives under the Program.

         4.3 ADJUSTMENTS TO SHARES RESERVED. In the event of any merger, consolidation, reorganization, recapitalization, spin-off, stock dividend, stock split, exchange, or other distribution with respect to shares of Common Stock or other change in the corporate structure or capitalization affecting the Common Stock, the type and number of shares of stock that are or may be subject to incentives under the Program, the maximum number of shares that may be granted in the form of Restricted Stock, shares of Common Stock without restrictions ("Stock Awards"), Performance Shares, a Stock Option or an SAR, and the terms of any outstanding incentives (including the price at which shares of stock may be issued pursuant to an outstanding incentive) shall be equitably adjusted by the Committee, in its sole discretion, to preserve the value of incentives awarded or to be awarded to Participants under the Program.

5.       STOCK OPTIONS.

         5.1 AWARDS. Subject to the terms and conditions of the Program, the Committee shall designate the employees to whom Stock Options are to


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                  be awarded under the Program and shall determine the number, type, and terms of the Stock Options to be awarded to each of them. Each Stock Option shall expire not later than 10 years after the date of grant. The option price per share for any Stock Option awarded shall not be less than the Fair Market Value (as defined in Section 12.9) of a share of Common Stock on the date the Stock Option is granted ("Option Price"). The Committee shall designate each Stock Option awarded under the Program as either a "nonqualified stock option" for tax purposes or, with respect to a Stock Option that satisfies the applicable requirements of Section 422 of the Code, as an "Incentive Stock Option."

         5.2 MANNER OF EXERCISE. A Stock Option may be exercised by notice to Allegiance specifying the number of shares of Common Stock to be purchased and prompt delivery to Allegiance of the payment of the Option Price by check or, in the discretion of the Committee, by the delivery of shares of Common Stock then owned by the Participant and having been held by such Participant for at least six months, or certification of such ownership, or in such other manner as the Committee, in its sole discretion, shall determine. In the discretion of the Committee, payment may also be made by delivering a properly executed exercise notice to Allegiance, together with a copy of irrevocable instructions to a broker to deliver promptly to Allegiance the amount of sale of the Common Stock received upon option exercise or loan proceeds to pay the exercise price, all in accordance with Federal Reserve Board Regulation T, if applicable.

         5.3 DIVIDEND EQUIVALENTS. The Committee may grant dividend equivalents in connection with any option granted under this Program. Such dividend equivalents may be payable in cash or in shares of Common Stock upon such terms and conditions as the Committee in its sole discretion deems appropriate.

6.       STOCK APPRECIATION RIGHTS.

         6.1 GRANT OF SARS. Subject to the terms and conditions of the Program, the Committee shall designate the employees to whom SARs are to be awarded under the Program and shall determine the number, type and terms of the SARs to be awarded to each of them. An SAR may be granted in tandem with a stock option granted under the Program, or the SAR may be granted on a free-standing basis. Tandem SARs may granted either at or after the time of grant of a Stock Option, provided that, in the case of an Incentive Stock Option, a tandem SAR may be granted only at the time of the grant of such option. The grant price of a free-standing SAR shall be equal to the Fair Market Value of a share of Common Stock on the date of grant of the SAR.

         6.2 EXERCISE OF TANDEM SARS. Tandem SARs may be exercised for all or part of the shares subject to the related option upon the surrender of the right to exercise the equivalent portion of the related option. A tandem


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                  SAR shall terminate and no longer be exercisable upon
                  termination or exercise of the related Stock Option. A tandem SAR may be exercised only with respect to the shares for which its related option is then exercisable.

         6.3 EXERCISE OF FREE-STANDING SARS. Free-standing SARs may be exercised upon such terms and conditions as the Committee, in its sole discretion, determines.

         6.4 TERM OF SARS. The term of an SAR granted under the Program shall be determined by the Committee in its sole discretion; provided, however, that such term shall not exceed the option term in the case of a tandem SAR, or ten years in the case of a free-standing SAR.

         6.5 PAYMENT OF SAR AMOUNT. Upon exercise of an SAR, a Participant shall be entitled to receive payment from Allegiance in an amount determined by multiplying (a) the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised.

                  At the discretion of the Committee, the payment to be made upon an SAR exercise may be in cash, in shares of Common Stock of equivalent value, or in some combination thereof.

7. STOCK AWARDS. Subject to the terms and conditions of the Program, the Committee shall designate the employees who shall be awarded Stock Awards under the Program and shall determine the number and terms of the Stock Awards to be awarded to each of them. No person eligible to receive a Stock Award may receive a Stock Award representing more than 5,000 shares of Common Stock in any calendar year, subject to adjustment in accordance with Section 4.3.

8.       RESTRICTED STOCK.

         8.1 AWARDS. Subject to the terms and conditions of the Program, the Committee shall designate the employees to whom Restricted Stock shall be awarded or sold under the Program and determine the number of shares and the terms and conditions of each such award.

         8.2 RESTRICTIONS. All shares of Restricted Stock shall be subject to such restrictions as the Committee may determine, including, without limitation, any of the following:

                  (a) a prohibition against the sale, assignment, transfer, pledge, hypothecation, or other encumbrance of the shares of Restricted Stock for a specified period;


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                  (b)      a requirement that the holder of shares of Restricted
                           Stock forfeit (or in the case of shares sold to a Participant, resell to Allegiance at his or her cost) such shares in the event of termination of his or her employment during any period in which such shares are subject to restrictions;

                  (c) a prohibition against employment of the holder by any competitor of the Company or against such holder's dissemination of any confidential information belonging to the Company; or

                  (d) the attainment of pre-established performance criteria.

                  All restrictions shall expire at such time as the Committee shall specify.

         8.3 STOCKHOLDER RIGHTS. Shares of Restricted Stock shall be registered in the name of the Participant. Each Participant who has been awarded shares of Restricted Stock shall have such rights of a stockholder with respect to such shares as the Committee may designate at the time of the award, including the right to vote such shares and the right to receive dividends paid on such shares. Unless otherwise provided by the Committee, stock dividends or other non-cash dividends and any other securities distributed with respect to Restricted Stock shall be subject to the same restrictions and other terms and conditions as the Restricted Stock to which they are attributable.

         8.4 LAPSE OF RESTRICTIONS. Shares of Restricted Stock will be delivered free of all restrictions to the Participant (or to the Participant's legal representative, beneficiary, or heir) when the shares are no longer subject to forfeiture or restrictions on transfer.

9.        PERFORMANCE SHARES.

         9.1 AWARDS. Subject to the terms and conditions of the Program, the Committee shall designate the employees to whom Performance Shares are to be awarded and determine the number of shares and the terms and conditions of each such award. Each Performance Share shall entitle the Participant to a payment in the form of one share of Common Stock upon the attainment of performance goals and other terms and conditions specified by the Committee.

         9.2 NO ADJUSTMENTS. Except as otherwise provided by the Committee or in Section 4.3, no adjustment shall be made in Performance Shares awarded on account of cash dividends which may be paid or other rights which may be provided to the holders of Common Stock prior to the end of any performance period.

         9.3 SUBSTITUTION OF CASH. The Committee may, in its sole discretion, substitute cash equal to the Fair Market Value (determined as of the date


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                  of the issuance) of shares of Common Stock otherwise required to be issued to a Participant hereunder.

10. OTHER INCENTIVES. In addition to the incentives described in Sections 5 through 9 above and subject to the terms and conditions of the Program, the Committee may grant other incentives ("Other Incentives"), payable in cash or in Common Stock, under the Program as it determines to be in the best interest of the Company. Other Incentives may be in the form of annual awards, long-term awards, or such other form of award as the Committee may, in its sole discretion determine. The maximum dollar amount that may be earned by any one Participant in any fiscal year for all annual cash awards granted under the Program to such Participant shall be $2,000,000. The maximum dollar amount that may be earned by any one Participant in any fiscal year for all long-term cash awards granted under the Program to such Participant shall be $5,000,000.

11. PERFORMANCE GOALS. Awards of Restricted Stock, Performance Shares and Other Incentives under the Program may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m), which shall include one or more of the following objective business criteria: stock price, sales, unit sales earnings, earnings per share, net earnings after tax, return on equity, return on investments, return on invested capital, pre-tax profit, post-tax profit, consolidated net income, operating expenses, free cash flow, discounted cash flow, value added, production, unit production volume and total stockholder return, as determined by the Committee from time to time.

                  The Program is designed so that certain awards granted thereunder are intended to comply with the requirements for "performance-based compensation" under Section 162(m). Insofar as may be applicable to such awards, the Program shall be interpreted in a manner consistent with such requirements. With respect to awards intended to comply with Section 162(m), the Committee shall specify in a timely manner the performance goals with respect thereto, and the performance period during which such performance goals are to be achieved. The performance goals must be based on the objective business criteria described in the foregoing paragraph. Any award that is not intended to satisfy Section 162(m) shall be bifurcated from awards that are so intended. Unless otherwise determined by the Committee in connection with either a specified termination of employment or the occurrence of a Change in Control (as defined in Section 12.8), payment with respect to awards that are intended to satisfy Section 162(m) shall be made only if, and to the extent that, the performance goals with respect to the performance period are attained, and only after the Committee has certified that the performance goals have been attained. Performance goals may include a level of performance below which no payment may be made, and levels of performance at which specified percentages (which may be greater than 100) of the awards shall be paid or credited.


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12.      GENERAL.

         12.1 EFFECTIVE DATE. The Program, which was adopted by the Allegiance Board of Directors, shall be subject to the approval by a majority of the Allegiance stockholders present and voting on the matter at the 1998 annual stockholders' meeting. Upon approval of the stockholders, the effective date of the Program shall be February 5, 1998.

         12.2 DURATION. The Program shall remain in effect until all incentives granted under the Program have been satisfied by the issuance of shares of Common Stock, lapse of restrictions or the payment of cash, or have been terminated in accordance with the terms of the Program or the incentive. No incentive may be granted under the Program after the tenth anniversary of its effective date.

         12.3 NONTRANSFERABILITY OF INCENTIVES. Except as otherwise provided by the Committee, no incentive granted under the Program may be transferred, pledged, or assigned by the employee except by will or the laws of descent and distribution in the event of death, and Allegiance shall not be required to recognize any attempted assignment of such rights by any Participant. Except as otherwise provided by the Committee, during a Participant's lifetime, awards may be exercised only by the Participant or by the Participant's guardian or legal representative. The Committee may provide that a grant of an award may permit the transfer of the award by the Participant solely to members of the Participant's immediate family or trusts or family partnerships for the benefit of such persons, subject to such terms and conditions as may be established by the Committee.

         12.4     COMPLIANCE WITH APPLICABLE LAW AND WITHHOLDING.

                  (a) The award of any benefit under the Program may also be made subject to such other provisions as the Committee determines appropriate, including, without limitation, provisions to comply with federal and state securities laws or stock exchange requirements.

                  (b) If, at any time, Allegiance, in its sole discretion, determines that the listing, registration, or qualification of any type of incentive, or the shares of Common Stock issuable pursuant thereto, is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable, the issuance of shares of Common Stock pursuant to any incentive, or the removal of any restrictions imposed on shares subject to an incentive, may be delayed until such listing, registration, qualification, consent, or approval is effected.

                  (c) Allegiance shall have the right to withhold from any award under the Program or to collect as a condition of any payment under the


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                           Program, as applicable, any taxes required by law to
                           be withheld. To the extent permitted by the Committee, a Participant may elect to have any distribution, or a portion thereof, otherwise required to be made under the Program to be withheld or to surrender to Allegiance previously owned shares of Common Stock to fulfill any tax withholding obligation.

          12.5 NO CONTINUED EMPLOYMENT. Participation in the Program will not give any Participant the right to be retained in the employ of the Company or any right or claim to any benefit under the Program unless such right or claim has specifically accrued under the terms of any incentive under the Program.

          12.6 TREATMENT AS A STOCKHOLDER. No incentive granted to a Participant under the Program shall create any rights in such Participant as a stockholder of the Company until shares of Common Stock related to the incentive are registered in the name of the Participant.

          12.7 AMENDMENT OR DISCONTINUATION OF THE PROGRAM. The Board of Directors may amend, suspend, or discontinue the Program at any time; provided, however, that no amendment, suspension or discontinuance shall adversely affect any outstanding benefit and if any law, agreement or exchange on which Common Stock of Allegiance is traded requires stockholder approval for an amendment to become effective, no such amendment shall become effective unless approved by requisite vote of Allegiance's stockholders.

          12.8 ACCELERATION OF INCENTIVES. Notwithstanding any provision in this Program to the contrary or the normal terms of vesting in any incentive, (a) the restrictions on all shares of Restricted Stock shall lapse immediately, (b) all outstanding Stock Options will become exercisable immediately, and (c) all performance goals shall be deemed to be met and payment made immediately if a Change in Control occurs. For purposes of this Program, a "Change in Control" shall have occurred if:

                  (1) any "Person," as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than Allegiance, any corporation owned, directly or indirectly, by the stockholders of Allegiance in substantially the same proportions as their ownership of stock of Allegiance, and any trustee or other fiduciary, holding securities under an employee benefit plan of Allegiance or such proportionately owned corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Allegiance representing 20% or more of the combined voting power of Allegiance's then outstanding securities;


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                  (2)      during any period of not more than 24 months,
                           individuals who at the beginning of such period constitute the Board of Directors of Allegiance, and any new director (other than a director designated by a Person who has entered into an agreement with Allegiance to effect a transaction described in paragraph (1), (3), or (4) of this Section 12.8) whose election by the Board of Directors or nomination for election by Allegiance's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                  (3) the stockholders of Allegiance approve a merger or consolidation of Allegiance with any other corporation, other than (A) a merger or consolidation which would result in the holders of the voting securities of Allegiance outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of Allegiance or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Allegiance (or similar transaction) in which no Person acquires more than 20% of the combined voting power of Allegiance's then outstanding securities; or

                  (4) the stockholders of Allegiance approve a plan of complete liquidation of Allegiance or an agreement for the sale or disposition by Allegiance of all or substantially all of its assets (or any transaction having a similar effect).

         The Committee may also determine, in its discretion, that a sale of a substantial portion of Allegiance's assets or one of its businesses constitutes a "Change in Control" with respect to incentives held by Participants employed in the affected operation.

12.9 DEFINITION OF FAIR MARKET VALUE. Except as otherwise determined by the Committee, the Fair Market Value of a share of Common Stock as of any date shall be equal to the closing sale price of a share of Common Stock on that date as reported on the New York Stock Exchange Composite Reporting Tape.

12.10 SEVERABILITY. Whenever possible, each provision in the Program and in every award at any time granted under the Program shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Program or any award at any time granted under the Program shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (b) all other provisions and


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         every award at any time granted under the Program shall remain in full force and effect.

12.11 NO STRICT CONSTRUCTION. No rule of strict construction shall be applied against the Company, the Board of Directors, the Committee, or any other person in the interpretation of any of the terms of the Program, any award granted under the Program or any rule or procedure established by the Board of Directors or the Committee.

12.12 GOVERNING LAW. The Program and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.







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